Exhibit 99.1

Constellation Software to Acquire Computer Software Innovations

Toronto, Canada and Easley, South Carolina – October 2, 2012 — Constellation Software Inc. (“Constellation”) (TSX:CSU) and Computer Software Innovations, Inc. (“CSWI”) (OTCBB:CSWI) announced today that they have entered into a definitive merger agreement under which Constellation, through its wholly-owned subsidiary N. Harris Computer Corporation (“Harris”), will acquire CSWI for $1.10 per share in cash, or an aggregate equity purchase price of approximately $15.0 million in cash.

The acquisition, which will be completed pursuant to a cash tender offer for all of CSWI’s common and preferred stock followed by a second step merger, has been unanimously approved by the boards of directors of Constellation, Harris and CSWI. The board of directors of CSWI unanimously recommends that all shareholders tender their shares into the tender offer.

CSWI is engaged in the development and sale of internally developed software and the sale and distribution of computers and network and communications hardware, as well as interactive collaborative classroom technologies. CSWI markets its products and services primarily to education and local government agencies and not-for-profit entities in the southeastern United States. In the results for its financial year ended December 31, 2011, CSWI had revenues of $55.1 million and total assets of $22.9 million.

Jeff Bender, Chief Executive Officer of Harris, stated: “We welcome the employees and customers of CSWI to the Harris family. With CSWI we expand significantly our employee knowledge base, customer relationships, solution offerings and market share. We look forward to continuing the success that CSWI has realized to date.”

Nancy Hedrick, President and Chief Executive Officer of CSWI, added: “This transaction represents a compelling opportunity for our shareholders, employees and customers. By combining the scale and operational excellence of Harris with the market position and software and technology solutions of CSWI we can look forward to building on CSWI’s reputation and commitment to outstanding quality, performance and innovation.”

The transaction is expected to close in the fourth quarter of 2012, subject to the satisfaction of a number of customary closing conditions, including that the holders of a majority of the CSWI’s common stock tender, and do not withdraw, their shares prior to the expiration of the tender offer. The transaction is not subject to a financing condition.

About Constellation Software, Inc.

Constellation acquires, manages and builds vertical market software businesses that provide mission critical software solutions. Constellation’s common shares are listed on the Toronto Stock Exchange under the symbol “CSU”. Further information about Constellation may be obtained from its website at www.csisoftware.com.

About N. Harris Computer Corporation

Harris is a leading provider of financial management and Customer Information Systems (CIS) software solutions. Since 1976, Harris has focused on providing feature-rich and robust turnkey solutions to Public Sector, Schools, Utility, and Healthcare agencies throughout North America. Harris’ focus is on creating long-term relationships with its customers and ensuring that it meets the changing needs of its customers over time. Further information about Harris may be obtained from its website at www.harriscomputer.com.

About Computer Software Innovations, Inc.

CSWI is a provider of Financial Software Solutions to the public sector market. The CSWI software solutions have established CSWI as a major software provider to school districts and local governments in the southeastern United States. CSWI offers a fully integrated suite of software products from financials and human resources to revenues and citizen services.

CSWI also provides Technology Solutions and Cloud Services, focused primarily on the public sector market, particularly K-12 education. Its Technology Solution division delivers classroom and enterprise solutions including borderless networks, datacenter and virtualization, physical security and infrastructure, video collaboration and instructional technologies while also providing Hosted Voice, Hosted Email and Identity Management solutions.

More information about CSWI is available at www.csioutfitters.com.

Additional Information

The tender offer for the purchase of the outstanding shares of CSWI’s capital stock described in this press release has not yet commenced, and this press release is neither an offer to purchase nor a solicitation of an offer to sell securities. At the time the tender offer is commenced, Harris will file a tender offer statement on Schedule TO (including the offer to purchase, letter of transmittal and other tender offer materials) with the U.S. Securities and Exchange Commission (“SEC”) and CSWI will file with the SEC a solicitation/recommendation statement on Schedule 14D-9 with respect to the tender offer. Prior to making any decision regarding the tender offer, CSWI shareholders are strongly advised to read the tender offer statement (including the offer to purchase, letter of transmittal and other tender offer materials) and the related solicitation/recommendation statement on Schedule 14D-9 when they become available as they will contain important information. Once filed, CSWI shareholders will be able to obtain the tender offer statement (including the offer to purchase, letter of transmittal and other tender offer materials) and the related solicitation/recommendation statement at no charge on the SEC’s website at www.sec.gov. In addition, the tender offer statement (including the offer to purchase, letter of transmittal and other tender offer materials) and the related solicitation/recommendation statement (when available) may be obtained free of charge from the information agent named in the tender offer materials or by contacting Harris and CSWI at their respective e-mail addresses below.

Forward-Looking Statements

This press release contains forward-looking statements that are not historical facts and are subject to risks and uncertainties that could cause actual results to differ materially from those described. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. Forward-looking statements in this press release include statements regarding the anticipated benefits of the transaction; statements regarding the anticipated timing of filings; statements regarding the expected timing of the completion of the transaction; and any statements of assumptions underlying any of the foregoing. All forward-looking statements are based largely on current expectations and beliefs concerning future events, approvals and transactions that are subject to substantial risks and uncertainties. Factors that may cause or contribute to the actual results or outcomes being different from those contemplated by forward-looking statements include: risks and uncertainties associated with the tender offer, including uncertainties as to the timing of the tender offer and merger, uncertainties as to how many of CSWI’s shareholders will tender their shares in the offer, the risk that competing offers will be made, and the possibility that various closing conditions for the transaction may not be satisfied or waived. These forward-looking statements speak only as of the date of this communication and none of Constellation, Harris or CSWI assumes any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or developments or otherwise, except as required by law.

Contacts

Harris:	CSWI:

Jerry Canada Jr.	David Dechant

President, Public Sector & Schools Group	CFO

Harris Computer Systems	Computer Software Innovations, Inc.

Tel: (716) 207-8005 x221	Tel: (864) 855-3900

jcanada@harriscomputer.com	ddechant@csioutfitters.com